Exhibit 5

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June 25, 2010
Mindspeed Technologies, Inc.
4000 MacArthur Blvd., East Tower
Newport Beach, California 92660

Re:	Mindspeed Technologies, Inc. Restricted Stock Award Agreement Mindspeed Technologies, Inc. Non-Qualified Stock Option Award Agreement
Ladies and Gentlemen:
At your request, we have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “SEC”) in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 45,000 shares of your common stock, $0.01 par value (the “Common Shares”), which will be issuable pursuant to the Form of Grant Letter and Mindspeed Technologies, Inc. Non-Qualified Stock Option Award Agreement and the Form of Grant Letter and Mindspeed Technologies, Inc. Restricted Stock Award Agreement, in the forms attached as Exhibit 4.10 and Exhibit 4.11 to the Registration Statement, respectively (collectively, the “Award Agreements”), each of which is to be entered into with Allison K. Garcia as an inducement to accepting employment with you.
As your counsel in connection with the Registration Statement, we have examined the Award Agreements, the proceedings taken by you in connection with the adoption of the Award Agreements, and the authorization of the issuance of the 45,000 Common Shares under the Award Agreements (the “Award Shares”), and such documents as we have deemed necessary to render this opinion.
For the purpose of the opinion rendered below, we have assumed that in connection with the issuance of the Award Shares, the Company will receive consideration in an amount not less than the aggregate par value of the Award Shares covered by each such issuance.
Based upon and subject to the foregoing, it is our opinion that the Award Shares, when issued and outstanding pursuant to the terms of the Award Agreements, will be validly issued, fully paid and nonassessable Common Shares.
We consent to the use of this opinion as an exhibit to the Registration Statement.

Mindspeed Technologies, Inc.
June 25, 2010
Page Two
Very truly yours,
/s/ Morrison & Foerster LLP

Morrison & Foerster LLP